Exhibit 10.1

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of June 2, 2010, by and between FTI Consulting, Inc., a Maryland corporation (“Company”), and Jack B. Dunn, IV (“Executive”).

W I T N E S S E T H:

WHEREAS, Company and Executive entered into an Employment Agreement dated November 5, 2002, which was amended by Amendment No. 1 thereto dated September 24, 2004, Amendment No. 2 thereto dated August 11, 2008 and Amendment No. 3 thereto dated December 31, 2008 (collectively, the Employment Agreement and Amendments No. 1, No. 2 and No. 3 thereto, are referred to herein as the “Agreement”); and

WHEREAS, Company and Executive desire to further amend certain terms and conditions of the Agreement as set fort herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Executive hereby agree as follows:

1. Section 3(a)(iii) of the Agreement is deleted in its entirety and replaced with the following:

“(iii) have Executive’s principal office located at Company’s offices in West Palm Beach, Florida, and”

2. Section 3(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b) During the Transition Period. During the Transition Period, Executive will (i) be employed by Company as a part-time employee providing, at the request and direction of the Chief Executive Officer and/or Board of Directors, not more than 500 hours of service per 12-month period (at mutually agreed-upon times) at the Company’s offices in Baltimore, Maryland, New York, New York, West Palm Beach, Florida or such other location as may be mutually agreeable to Executive and Company, such services to be commensurate with the general nature of services performed by Executive or other executive-level employees of Company during the Employment Term or of a nature that the Chief Executive Officer and/or Board of Directors determines is necessary or desirable to transition Executive’s position to his successor, and (ii) have such title, or no title, as shall be determined by the Chief Executive Officer and/or Board of Directors in his or its discretion.”

3. The last two sentences of Section 4(b) of the Agreement are hereby deleted in their entireties and replaced with the following:

“In the event of a Change of Control, the aggregate amount of the unpaid Transition Payment (or all of the aggregate Transition Payment if such Change of Control occurs prior to commencement of the Transition Period) payable for the period measured from the date of the Change of Control through the end of the Transition Period (or the full Transition Period if such Change of Control occurs prior to the commencement of the Transition Period) will be paid to Executive by Company in a single sum payment on the date that the Change of Control occurs, but Executive’s obligations under Section 3(b) shall remain intact and Company shall retain the right to fully enforce the restrictive covenant provisions of Section 12.”

4. Section 9(e)(iv) of the Agreement is deleted in its entirety and replaced with the following:

“(iv) changes Executive’s principal place of employment to a place other than Baltimore, Maryland, New York, New York, West Palm Beach, Florida or such other location as may be mutually agreeable to Executive and Company.”

5. Sections 10(c)(ii) and 10(c)(iii) of the Agreement are deleted in their entirety and replaced with the following:

“(ii) an additional amount equal to $1,000,000, which sum amount shall be paid in a lump sum within ten (10) days of the date of termination;”

“(iii) a severance payment equal to three times the sum of (A) Executive’s annualized Base Salary as in effect immediately before Executive’s termination of employment (without giving effect to any reduction in Base Salary that gave rise to Good Reason), plus (B) $2,000,000, which severance payment shall be paid in a lump sum within ten (10) days of the date of termination;

6. Sections 10(d)(ii) of the Agreement is deleted in its entirety and replaced with the following:

“(ii) only if such death or Disability occurs during the Employment Term, an additional amount equal to $1,000,000, which sum amount shall be paid in a lump sum within ten (10) days of the date of termination;”

7. Section 10(d) of the Agreement is further amended by deleting the period at the end of clause (iv) thereto and replacing such period with the following: “; and”, and by adding a new clause (v) thereto to read as follows:

“(v) an additional amount, payable in a lump-sum as of the date of such termination, equal to one of the following:

(A) if such termination occurs prior to the commencement of the Transition Period, then such lump-sum payment shall equal $2,500,000; or

(B) if such termination occurs on or following commencement of the Transition Period, then such lump-sum payment shall equal the aggregate amount of Transition Payments that would have been paid to Executive from the date of such termination through the end of the Transition Period if Executive had provided services to the Company for such period pursuant to Section 4(b) hereof (but in any case not to exceed $2,500,000);

provided, however, that, in the case of a termination due to Disability, payment of the foregoing amount may only be made in a lump-sum if Executive is “disabled” within the meaning of Code Section 409A(a)(2)(C)(i) or (ii) at the time of such termination, or if Executive is not so “disabled” or payment in a lump-sum at such time is otherwise prohibited under Code Section 409A, payment of the remaining Transition Payments shall be made following such termination in accordance with the schedule set forth in Section 4(b).”

8. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

9. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

Date: June 3, 2010	By:	/S/ ERIC B. MILLER
	Name:	Eric B. Miller
	Title:	Executive Vice President, General Counsel and Chief Ethics Officer

EXECUTIVE

Date: June 3, 2010	By:	/S/ JACK B. DUNN, IV
Jack B. Dunn, IV

3